Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne Completes Sale of All Outstanding

Auction Rate Securities at Par, Yielding $9.4 Million

OMAHA, Nebraska (June 8, 2009) Ballantyne Strong, Inc. (NYSE Amex: BTN), formally known as Ballantyne of Omaha, Inc., a provider of motion picture projection, digital cinema and cinema screen equipment and cinema services, announced today that it has sold all of the remaining outstanding Auction Rate Securities (ARS) it held at par value, yielding total cash proceeds to the Company of approximately $9.4 million.

Kevin Herrmann, Ballantyne’s CFO, commented, “We are pleased to have successfully resolved our ARS situation through this sale.  We now have additional cash on our balance sheet to fund possible short-term working capital needs related to a rollout of digital cinema equipment, as well as to fund potential strategic acquisitions or for other purposes.”

At March 31, 2009, Ballantyne had $11.3 million in cash and cash equivalents and approximately $8.8 million in ARS net of a temporary impairment charge to reflect the limited liquidity of these securities.

About Ballantyne Strong, Inc.

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

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CONTACT:

Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500
btn@jcir.com